Exhibit 99

Titan Announces Extension of Expiration Time of Tender Offer

QUINCY, Ill. - September 24, 2010 - Titan International, Inc. (NYSE: TWI) today announced that it is extending the expiration time of its previously announced offer to purchase its issued and outstanding 8% Senior Unsecured Notes due 2012 (the “Senior Notes”).  The tender offer, previously set to expire at 12:00 midnight, New York City time, on September 28, 2010, will now expire at 5:00 p.m., New York City time, on October 1, 2010, unless further extended or earlier terminated by Titan in its sole discretion (the “Expiration Time”).  As of 5 p.m. New York City time, on September 23, 2010, US$138,867,000 aggregate principal amount of Senior Notes, approximately 99.2% of the outstanding aggregate principal amount of Senior Notes, had been validly tendered.

Titan has engaged Goldman, Sachs & Co. as Dealer Manager and Solicitation Agent for the tender offer and consent solicitation. Persons with questions regarding the tender offer or the consent solicitations should contact Goldman, Sachs & Co. at (800) 828-3182 or collect at (212) 902-5128.

The complete terms and conditions of the tender offer and consent solicitation are described in the Offer to Purchase and Consent Solicitation Statement and related Letter of Transmittal, copies of which may be obtained from Global Bondholder Services Corporation, the Information Agent and Depositary for the tender offer and consent solicitation, at (212) 430-3774 (for banks and brokers) or (866) 873-7700 (for noteholders).

This press release is for information purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of a consent with respect to any of the Senior Notes. The tender offer and consent solicitation are being made pursuant to the tender offer and consent solicitation documents, including the Offer to Purchase and Consent Solicitation Statement that Titan is distributing to holders of the Senior Notes. The tender offer and consent solicitation are not being made to holders of Senior Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Safe harbor statement:

This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2009. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Titan International, Inc., a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications.

Contact: Krista Whittaker
Investor Relations Manager
(217) 221-4773